Exhibit j
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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the caption "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our reports dated July 13, 2005 on the financial statements and financial highlights of the USAA Balanced Strategy Fund, the USAA Cornerstone Strategy Fund, the USAA Emerging Markets Fund, the USAA GNMA Trust, the USAA Growth & Tax Strategy Fund, the USAA International Fund, the USAA Precious Metals & Minerals Fund, the USAA Treasury Money Market Trust, and the USAA World Growth Fund, as of and for the year ended May 31, 2005 in the Post-Effective Amendment Number 40 to the Registration Statement (Form N-1A No. 2-91069).


                                      ERNST & YOUNG LLP


San Antonio, Texas
July 25, 2005